Exhibit 99.1

Power Solutions International, Inc.	201 Mittel Drive
Wood Dale, Illinois 60191
www.psiengines.com

Power Solutions International Announces Second Quarter and First Half 2020 Financial Results

WOOD DALE, Ill., August 14, 2020 — Power Solutions International, Inc. (“the Company”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced second quarter and first half 2020 financial results.

Second Quarter 2020 Results

The novel coronavirus COVID-19 pandemic (“COVID-19 pandemic”) has resulted in the implementation of significant governmental measures to control the spread of the virus, including quarantines, travel restrictions, business shutdowns and restrictions on the movement of people in the United States and abroad, and the related recent historic decline in oil demand. The Company has experienced a significant overall reduction in demand for its products which is, in large part, attributable to the impact of the COVID-19 pandemic. This reduction in demand has adversely impacted the Company’s financial results for the second quarter and first half of 2020. Sales for the second quarter of 2020 were $93.1 million, a decrease of $45.6 million, or 33%, versus the comparable period last year. The sales decrease is comprised of declines of $24.2 million and $22.6 million in the industrial and energy end markets, respectively, partly offset by a $1.2 million increase in the transportation end market. The decreased sales within the industrial end market reflect lower demand for products used across a wide range of applications, with the largest decrease attributable to those products used in the material handling/forklift markets. Lower energy end market sales were driven by decreased demand for the Company’s power generation products, particularly for those used within the oil and gas industry, partly offset by higher demand for demand response products. The nominal increase in transportation end market sales were primarily due to increased medium-duty truck market business as the Company began shipping to a new customer, while it also saw higher demand in the terminal tractor market. These increases were partly offset by lower demand for products used within the school bus market.

Gross profit decreased by $21.8 million, or 85%, in the second quarter of 2020 compared to the same period last year. Gross margin in the second quarter of 2020 was 4.1% versus 18.5% last year, primarily due to reduced operating leverage as a result of lower sales, unfavorable product mix, and significantly higher warranty expense related to charges for adjustments to preexisting warranties, largely within the transportation end market, partly mitigated by favorable tariff costs. For the second quarter of 2020, warranty costs were $13.8 million (net of supplier recoveries of $0.6 million), including $9.3 million of charges for adjustments to preexisting warranties, an increase of $10.8 million compared to warranty costs of $3.0 million (net of supplier recoveries of $0.2 million) for the second quarter of 2019. The warranty costs for the second quarter of 2020 included $0.6 million of charges related to specific engine supplier quality issues, for which the Company is actively seeking cost reimbursement.

Operating expenses decreased by $1.7 million, or 8%, versus the comparable period in 2019, mostly attributable to lower selling, general and administrative (SG&A) expenses, in part due to lower financial reporting costs as a result of the completion of the restatement of the Company’s financial statements in May 2019, lower incentive compensation expense, the absence of severance costs in the second quarter of 2020 and the impact from cost savings actions. Partly offsetting the decline were higher legal costs related to the ongoing government investigations and the Company’s indemnification obligations of former officers and employees as a result of the exhaustion of its directors and officers insurance during the early part of 2020, among other items.

In the 2019 period, the Company recognized a loss of $5.8 million as a result of the change in the value of the Weichai Warrant, including the impact of it being exercised in April 2019. Because the Weichai Warrant was exercised in April 2019, it had no impact on 2020 results.

Net loss was $17.7 million, or a loss of $0.78 per share, versus a net loss of $3.0 million, or a loss of $0.14 per share for the comparable prior year period. Adjusted net loss was $12.2 million, or Adjusted loss per share of $0.53, versus Adjusted net income of $8.5 million, or Adjusted earnings per share of $0.39 for the second quarter of 2019. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $8.6 million compared to Adjusted EBITDA of $13.0 million for the second quarter of 2019.

See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net (loss) income, Adjusted (loss) earnings per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

First Half 2020 Financial Results

Sales for the first half of 2020 were $198.2 million, a decrease of $56.3 million, or 22%, versus 2019, the result of decreased sales of $37.7 million, $18.2 million and $0.5 million in the industrial, energy and transportation end markets, respectively. The decreased sales within the industrial end market reflects lower demand for products used across a wide range of applications, with the largest decreases attributable to lower demand for products used in the material handling/forklift and arbor care markets. Lower energy end market sales were primarily driven by decreased demand for the Company’s power generation products, particularly for those used within the oil and gas industry, partly offset by stronger demand for demand response products. The nominal decrease in transportation end market sales were primarily due to lower demand for products used in the medium-duty truck market mostly attributable to the previously disclosed acceleration of the shipment of certain engines during the fourth quarter of 2019, which negatively impacted sales in the first six months of 2020 notwithstanding shipments to a new customer during the second quarter of 2020. The decrease was partly offset by stronger demand for products used within the school bus and terminal tractor markets.

Gross profit decreased by $21.8 million, or 50%, in the first half of 2020 compared to the same period last year. Gross margin in the first half of 2020 was 10.8% versus 17.0% for the same period last year, primarily due to reduced operating leverage as a result of lower sales, and significantly higher warranty expense related to charges for adjustments to preexisting warranties, largely within the transportation end market. For the six months ended June 30, 2020, warranty costs were $15.5 million (net of supplier recoveries of $1.9 million), including $9.9 million of charges for adjustments to preexisting warranties, an increase of $11.1 million compared to warranty costs of $4.4 million (net of supplier recoveries of $2.9 million) for the six months ended June 30, 2019. The warranty costs for the six months ended June 30, 2020 included $0.6 million of charges related to specific engine supplier quality issues, for which the Company is actively seeking cost reimbursement.

Operating expenses decreased by $3.6 million, or 8%, in 2020 mostly due to lower SG&A expenses, in part attributable to lower financial reporting costs as a result of the completion of the restatement of the Company’s financial statements in May 2019, lower incentive compensation expense, and the absence of severance costs in the first half of 2020. Partly offsetting the decline were higher legal costs related to the ongoing government investigations and the Company’s indemnification obligations of former officers and employees as a result of the exhaustion of its directors and officers insurance during the early part of 2020, among other items.

The Company recorded an income tax benefit of $3.6 million for the six months ended June 30, 2020 versus a $0.3 million benefit for the same period last year. The increase in the tax benefit for the six months ended June 30, 2020 is primarily attributable to the impact of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted in the first quarter of 2020.

First half 2020 net loss was $18.5 million, or $0.81 per share, versus a net loss of $5.6 million, or a loss per share of $0.28 in 2019. Adjusted net loss was $12.8 million, or Adjusted loss per share of $0.56, versus Adjusted net income of $8.4 million, or Adjusted earnings per share of $0.41 in 2019. Adjusted EBITDA was a loss of $6.0 million compared to Adjusted EBITDA of $16.7 million in 2019.

See “Non-GAAP Financial Measures” below for how the Company defines total Adjusted net (loss) income, Adjusted (loss) earnings per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.

Debt and Liquidity

The Company’s total debt was approximately $131 million at June 30, 2020, compared to approximately $73 million at March 31, 2020, while cash and cash equivalents were nearly $33 million at June 30, 2020, versus approximately $1 million at March 31, 2020. These amounts reflect the net impact of customer prepayments of approximately $12 million and $13 million at June 30, 2020 and March 31, 2020, respectively. The increase in debt during the second quarter of 2020 was largely attributable to the late April draw down of $35 million under the Company’s senior secured revolving credit facility pursuant to a credit agreement with Standard Chartered Bank (the “Credit Agreement”), which significantly strengthened the Company’s cash position, as well as the impact from the loss from operations and an increase in working capital. The Credit Agreement includes financial covenants which were effective for the Company beginning with the six months ended June 30, 2020. The financial covenants include an interest coverage ratio and a minimum EBITDA threshold, as further defined in the Credit Agreement. For the six months ended June 30, 2020, the Company did not meet the defined minimum EBITDA requirement. A breach of the financial covenants under the Credit Agreement constitutes an event of default and if not cured or waived, could result in the obligations under the Credit Agreement being accelerated. The Company is currently in discussion with Standard Chartered Bank in connection with the financial covenant breach.

Outlook for 2020

The Company is cautiously optimistic that its third quarter 2020 sales will increase sequentially versus the second quarter. However, projected sales and profitability for the full year of 2020 are currently expected to be substantially lower than 2019 levels in large part due to the impact of the COVID-19 pandemic. Further, the previously disclosed customer requested fourth quarter 2019 acceleration of approximately $30 million of transportation end market sales, and industrial end market headwinds are also anticipated to negatively impact the Company’s 2020 financial results. The Company has initiated certain actions to mitigate the significant negative impacts of these factors. To date in 2020, the Company’s production facility workforce has been reduced to align with current volume trends. Additionally, the Company implemented various temporary cost reduction measures, including reduced pay for salaried employees, suspension of the 401(k) match program, and deferred spending on certain R&D programs, among others. The measures with regard to pay for employees and the Company’s 401(k) match program are currently anticipated to run through September 30, 2020, with the Company continuing to assess market conditions. The Company continues to review operating expenses as part of the contingency planning process.

Management Comments

John Miller, chief executive officer, commented, “I would like to commend our employees for their dedication to working safely while meeting the needs of our customers during these difficult times. Although sales within the transportation end market saw a nominal uptick due in part to new business, our financial results during the second quarter were impacted by challenging conditions across our industrial and energy end markets as a result of the COVID-19 pandemic. We also experienced significantly higher warranty expense in the quarter due largely to increased charges for changes in estimates to preexisting warranties, primarily within transportation, which further negatively impacted our gross margin and profitability. We continue to undertake efforts to reduce future warranty expense through actively seeking cost reimbursement from suppliers, where applicable, and through the continued improvement of engineering validation and reliability programs and further investment in technology to enhance our tools and processes.”

Miller added, “As we enter the second half of 2020, we continue to remain positive on the numerous long-term opportunities for our business. While we are cautiously optimistic that our third quarter sales will grow sequentially versus the second quarter, given the significant uncertainty that exists across the economy and within our key markets, we’ll continue to closely monitor our operating expenses and intend to maintain the Company’s healthy liquidity position.”

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the energy, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.

PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would,” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are subject to a number of risks, uncertainties, and assumptions that may cause actual results, performance or achievements to be materially different from those expressed in, or implied by, such statements.

The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements, include, without limitation: management’s ability to successfully implement the Audit Committee’s remedial recommendations; the timing of completion of steps to address, and the inability to address and remedy, material weaknesses; the identification of additional material weaknesses or significant deficiencies; variances in non-recurring expenses; risks relating to the substantial costs and diversion of personnel’s attention and resources deployed to address the financial reporting and internal control matters; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports from China on the Company’s supply chain; the impact of the investigations being conducted by the Securities and Exchange Commission (“the SEC”), and the criminal division of the United States Attorney’s Office for the Northern District of Illinois and any related or additional governmental investigative or enforcement proceedings; any delays and challenges in recruiting key employees consistent with the Company’s plans; the impact the coronavirus pandemic could have on the Company’s business and financial results; any negative impacts from delisting of the Company’s common stock from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Company’s subsequent filings with the SEC.

The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com

Results of operations for the three and six months ended June 30, 2020 compared with the three and six months ended June 30, 2019 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2020	2019	Change	% Change	2020	2019	Change	% Change
Net sales	$93,056	$138,684	$(45,628)	(33)%	$198,153	$254,471	$(56,318)	(22)%
Cost of sales	89,279	113,070	(23,791)	(21)%	176,662	211,153	(34,491)	(16)%

Gross profit	3,777	25,614	(21,837)	(85)%	21,491	43,318	(21,827)	(50)%
Gross margin %	4.1%	18.5%	(14.4)%		10.8%	17.0%	(6.2)%
Operating expenses:
Research, development and engineering expenses	5,814	6,030	(216)	(4)%	12,566	12,329	237	2%
Research, development and engineering expenses as a % of sales	6.2%	4.3%	1.9%		6.3%	4.8%	1.5%
Selling, general and administrative expenses	12,580	13,955	(1,375)	(10)%	26,470	30,015	(3,545)	(12)%
Selling, general and administrative expenses as a % of sales	13.5%	10.1%	3.4%		13.4%	11.8%	1.6%
Amortization of intangible assets	764	909	(145)	(16)%	1,527	1,819	(292)	(16)%

Total operating expenses	19,158	20,894	(1,736)	(8)%	40,563	44,163	(3,600)	(8)%

Operating (loss) income	(15,381)	4,720	(20,101)	NM	(19,072)	(845)	(18,227)	NM
Other expense:
Interest expense	1,427	2,122	(695)	(33)%	2,701	4,235	(1,534)	(36)%
Loss from change in value of warrants	—	5,752	(5,752)	(100)%	—	1,352	(1,352)	(100)%
Loss on extinguishment of debt	497	—	497	—%	497	—	497	—%
Other income, net	(44)	(395)	351	(89)%	(255)	(501)	246	(49)%

Total other expense	1,880	7,479	(5,599)	(75)%	2,943	5,086	(2,143)	(42)%

Loss before income taxes	(17,261)	(2,759)	(14,502)	NM	(22,015)	(5,931)	(16,084)	NM
Income tax expense (benefit)	481	239	242	101%	(3,561)	(347)	(3,214)	NM

Net loss	$(17,742)	$(2,998)	$(14,744)	NM	$(18,454)	$(5,584)	$(12,870)	NM

Loss per common share:
Basic	$(0.78)	$(0.14)	$(0.64)	NM	$(0.81)	$(0.28)	$(0.53)	189%
Diluted	$(0.78)	$(0.14)	$(0.64)	NM	$(0.81)	$(0.28)	$(0.53)	189%
Non-GAAP Financial Measures:
Adjusted net (loss) income *	$(12,178)	$8,456	$(20,634)	NM	$(12,849)	$8,355	$(21,204)	NM
Adjusted (loss) earnings per share – diluted *	$(0.53)	$0.39	$(0.92)	NM	$(0.56)	$0.41	$(0.97)	NM
EBITDA *	$(13,758)	$1,534	$(15,292)	NM	$(15,179)	$2,728	$(17,907)	NM
Adjusted EBITDA *	$(8,582)	$12,988	$(21,570)	(166)%	$(5,956)	$16,667	$(22,623)	(136)%

NM	Not meaningful
*	See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par values)	As of June 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$32,533	$3
Restricted cash	3,449	—
Accounts receivable, net of allowances of $3,834 and $3,561 as of June 30, 2020 and December 31, 2019, respectively	62,038	104,515
Income tax receivable	3,419	1,055
Inventories, net	140,321	108,839
Prepaid expenses and other current assets	9,500	8,110

Total current assets	251,260	222,522

Property, plant and equipment, net	22,137	23,194
Intangible assets, net	11,845	13,372
Goodwill	29,835	29,835
Other noncurrent assets	22,787	24,749

TOTAL ASSETS	$337,864	$313,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,367	$75,835
Current maturities of long-term debt	282	195
Revolving line of credit	130,000	39,527
Other accrued liabilities	91,004	66,030

Total current liabilities	288,653	181,587

Deferred income taxes	781	1,105
Long-term debt, net of current maturities	816	55,657
Noncurrent contract liabilities	3,062	17,998
Other noncurrent liabilities	34,197	28,828

TOTAL LIABILITIES	$327,509	$285,175

STOCKHOLDERS’ EQUITY
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 and 23,117 shares issued; 22,860 and 22,857 shares outstanding at June 30, 2020 and December 31, 2019, respectively	23	23
Additional paid-in capital	165,852	165,527
Accumulated deficit	(145,366)	(126,912)
Treasury stock, at cost, 257 and 260 shares at June 30, 2020 and December 31, 2019, respectively	(10,154)	(10,141)

TOTAL STOCKHOLDERS’ EQUITY	10,355	28,497

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,864	$313,672

POWER SOLUTIONS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)	For the Six Months Ended June 30,
	2020	2019
Cash provided by operating activities
Net loss	$(18,454)	$(5,584)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of intangible assets	1,527	1,819
Depreciation	2,608	2,605
Change in value of warrants	—	1,352
Stock-based compensation expense	317	928
Amortization of financing fees	609	361
Deferred income taxes	(323)	(458)
Loss on extinguishment of debt	497	—
Other non-cash adjustments, net	253	(68)
Changes in operating assets and liabilities:
Accounts receivable, net	42,492	10,292
Inventory, net	(31,980)	(4,393)
Prepaid expenses and other assets	22	4,902
Accounts payable	(8,634)	(1,201)
Accrued expenses	24,692	(5,354)
Other noncurrent liabilities	(9,616)	(3,230)

Net cash provided by operating activities	4,010	1,971

Cash used in investing activities
Capital expenditures	(1,416)	(1,536)
Other investing activities, net	7	—

Net cash used in investing activities	(1,409)	(1,536)

Cash provided by (used in) financing activities
Repayments of long-term debt and lease liabilities	(55,200)	(78)
Proceeds from revolving line of credit	180,298	267,584
Repayments of revolving line of credit	(89,826)	(268,743)
Payments of deferred financing costs	(1,970)	(375)
Proceeds from Weichai Warrant exercise	—	1,616
Other financing activities, net	76	(443)

Net cash provided by (used in) financing activities	33,378	(439)

Net increase (decrease) in cash, cash equivalents, and restricted cash	35,979	(4)
Cash, cash equivalents, and restricted cash at beginning of the period	3	54

Cash, cash equivalents, and restricted cash at end of the period	$35,982	$50

Non-GAAP Financial Measures

In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included within the Company’s Form 10-Q for the period ended June 30, 2020. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net (loss) income	Net loss
Adjusted (loss) earnings per share	Loss per common share – diluted
EBITDA	Net loss
Adjusted EBITDA	Net loss

The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net (loss) income is defined as net loss as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted (loss) earnings per share is a measure of the Company’s diluted net loss per share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.

Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

During 2020, the Company changed the presentation of certain non-GAAP financial measures to separate incremental financial reporting and government investigation expenses into: (1) incremental financial reporting, (2) internal control remediation, and (3) government investigations and other legal matters. In addition, the Company changed the presentation of non-GAAP adjustments for the comparative periods of 2019 in order to align to the current period presentation. There was no impact to Adjusted net income, Adjusted earnings per share, EBITDA or Adjusted EBITDA for the three and six months ended June 30, 2019 as a result of this change in presentation. The Company believes the updated presentation may provide more useful information to investors regarding the Company’s non-GAAP adjustments and better aligns with management’s use of the information.

The following table presents a reconciliation from Net loss to Adjusted net (loss) income for the three and six months ended June 30, 2020 and 2019 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(17,742)	$(2,998)	$(18,454)	$(5,584)
Change in value of warrants [1]	—	5,752	—	1,352
Stock-based compensation [2]	160	393	317	668
Loss on debt extinguishment [3]	497	—	497	—
Key employee retention program [4]	—	6	—	482
Severance [5]	—	690	—	1,598
Incremental financial reporting [6]	957	2,195	1,779	5,493
Internal control remediation [7]	294	472	892	1,251
Government investigations and other legal matters [8]	3,268	1,946	5,738	3,095
Discrete income tax items [9]	388	—	(3,618)	—

Adjusted net (loss) income	$(12,178)	$8,456	$(12,849)	$8,355

The following table presents a reconciliation from Loss per common share – diluted to Adjusted (loss) earnings per share for the three and six months ended June 30, 2020 and 2019 (UNAUDITED):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Loss per common share – diluted	$(0.78)	$(0.14)	$(0.81)	$(0.28)
Changes in value of warrants [1]	—	0.27	—	0.07
Stock-based compensation [2]	0.01	0.02	0.01	0.03
Loss on debt extinguishment [3]	0.02	—	0.02	—
Key employee retention program [4]	—	—	—	0.02
Severance [5]	—	0.03	—	0.08
Incremental financial reporting [6]	0.04	0.10	0.08	0.27
Internal control remediation [7]	0.02	0.02	0.04	0.06
Government investigations and other legal matters [8]	0.14	0.09	0.25	0.16
Discrete income tax items [9]	0.02	—	(0.15)	—

Adjusted (loss) earnings per share – diluted	$(0.53)	$0.39	$(0.56)	$0.41

Diluted shares (in thousands)	22,858	21,702	22,858	20,171

The following table presents a reconciliation from Net loss to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(17,742)	$(2,998)	$(18,454)	$(5,584)
Interest expense	1,427	2,122	2,701	4,235
Income tax expense (benefit)	481	239	(3,561)	(347)
Depreciation	1,312	1,262	2,608	2,605
Amortization of intangible assets	764	909	1,527	1,819

EBITDA	(13,758)	1,534	(15,179)	2,728
Change in value of warrants [1]	—	5,752	—	1,352
Stock-based compensation [2]	160	393	317	668
Loss on debt extinguishment [3]	497	—	497	—
Key employee retention program [4]	—	6	—	482
Severance [5]	—	690	—	1,598
Incremental financial reporting [6]	957	2,195	1,779	5,493
Internal control remediation [7]	294	472	892	1,251
Government investigations and other legal matters [8]	3,268	1,946	5,738	3,095

Adjusted EBITDA	$(8,582)	$12,988	$(5,956)	$16,667

1.	Amount consists of the change in the value of the Weichai Warrant, including the impact of the exercise in April 2019.
2.	Amounts reflect non-cash stock-based compensation expense (amounts exclude $0.3 million for the six months ended June 30, 2019 associated with employee retention programs (see note 4 below)).
3.

Amount represents the loss on the extinguishment of the Wells Fargo Credit Agreement and the Unsecured Senior Notes in April 2020 as further discussed in Note 6. Debt of Part I, Item 1. Financial Statements within the Company’s Form 10-Q for the period ended June 30, 2020.

4.

Amounts represent incremental compensation costs (including $0.3 million for the six months ended June 30, 2019 of stock-based compensation) incurred to provide retention benefits to certain employees.

5.	Amounts represent severance and other post-employment costs for certain former employees of the Company.
6.

Amounts represent professional services fees related to the Company’s efforts to restate prior period financial statements and prepare, audit and file delinquent financial statements with the SEC, as well as tax compliance matters impacted by the restatement of prior period financial statements. The amounts exclude $0.1 million and $1.0 million of recurring audit fees for the three and six months ended June 30, 2020, respectively, and $0.1 million and $0.9 million for the three and six months ended June 30, 2019, respectively.

7.	Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
8.

Amounts represent professional services fees and reserves primarily related to the SEC and USAO investigations of the Company and indemnification of certain former officers and employees. The Company is obligated to pay legal costs of certain former officers and employees in accordance with Company bylaws and certain indemnification agreements. As further discussed in Note 9. Commitments and Contingencies of Part I, Item 1. Financial Statements within the Company’s Form 10-Q for the period ended June 30, 2020, the Company fully exhausted its historical primary directors’ and officers’ insurance coverage in connection with these matters during the first quarter of 2020. The amounts include $2.8 million and $4.3 million for the three and six months ended June 30, 2020, respectively, related to indemnification of certain former officers and employees.

9.	Amount consists of the impact of the enactment of the CARES Act and a change in the deferred tax liability related to an indefinite-lived intangible asset.